KH
KIRLKIN HOLDING CORP.
6901 JERICHO TURNPIKE - SYOSSET, NEW YORK 11791
(800) 899-9400 - (516) 393-2500 - FAX (561) 364-5199

FOR IMMEDIATE RELEASE

Contact:
--------
Anthony J. Kirincic, President
Kirlin Holding Corp.
(800) 899-9400 ext.183
akirinci@kirlin.com
-------------------

                  Kirlin Reports $0.62 EPS on 44% Revenue Rise

Syosset, New York, November 13, 2003. - Kirlin Holding Corp. (Nasdaq: KILN ) today announced financial results for the three and nine-month periods ending September 30, 2003. The Company reported net income of $1,254,037, or $0.62 per share (basic), for the three-month period ending September 30, 2003, compared to a net loss of ($3,280,433) or ($1.76) per share for the same quarter last year. The Company reported revenue of $7,217,453 for the three-month period ending September 30, 2003, a 44% increase from the comparable quarter last year. So far this year, Kirlin has recorded a nine-month profit of $2.02 per share (basic) in 2003.

Anthony J. Kirincic, President of Kirlin Holding Corp stated, "We are very pleased to have reported our third quarterly gain in a row. Despite a conversion of our retail accounts in July , the Company continued to make progress in growing revenue and increasing our efficiency and profit margins." David Lindner, CEO of Kirlin Holding Corp. added, "We are beginning to see a pick up in our investment banking services. Our initial focus going into 2003 was getting our cost structure in line with revenues. Now that we have achieved that objective, our new emphasis will be to aggressively pursue revenue growth."

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              Three-Months Ended September 30

                                2003         2002
--------------------------------------------------------------------------------

Revenues:           $      7,217,453    $      5,002,380

Expenses:           $      6,103,039    $      8,482,898

Income (Loss):      $      1,114,414    $    (3,480,518)


Tax Benefit:        $        139,623    $        309,968


Minority Interest:  $              -    $      (109,883)

Net Income (Loss):  $      1,254,037    $    (3,280,433)


Basic EPS           $           0.62    $         (1.76)

Diluted EPS         $           0.52    $         (1.76)

--------------------------------------------------------------------------------

              Nine-Months Ended September 30

                               2003            2002

--------------------------------------------------------------------------------
Revenues:           $     19,339,090    $     16,882,694


Expenses:           $     16,813,966    $     21,898,385

Income (Loss):      $      2,525,124    $    (5,015,691)


Tax Benefit:        $      1,445,614    $        847,198


Minority Interest:  $              -    $      (109,883)

Net Income (Loss):  $      3,970,738    $    (4,278,376)


Basic EPS           $           2.02    $         (2.28)

Diluted EPS         $           1.85    $         (2.28)

Kirlin Holding Corp. is a holding company engaged in securities brokerage and trading, investment and merchant banking, and money management through its primary operating subsidiary, Kirlin Securities, Inc. Kirlin Securities is a retail brokerage firm and is a member of NASD and SIPC.

Certain information contained in this release includes Forward-Looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties, including those set forth in the company's current Annual Report on Form 10-K for the year ended December 31, 2002. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or development.

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